EXHIBIT 10.1

LESSOR: Fang Shinn Industrial Co., Ltd.

LESSEE: Silicon Motion, Inc.

LEASE AGREEMENT

From June 1, 2004 to May 31, 2006

This Lease Agreement is made on the 4th day of May 2004 by and between:

Fang Shinn Industrial Co., Ltd (LESSOR, hereinafter “Party A”)

Silicon Motion, Inc. (LESSEE, hereafter “Party B”)

In consideration of the mutual covenants herein contained and upon mutual assent, the parties hereto enter into this lease agreement with the following terms and conditions:

Article 1	Location and use area of the premises under the Lease:

1.	Premises Address: 4th Floor, No. 96, Mincyuan Road, Sindian City, Taipei County.

2.	Use Area: all the ownership area of (292.54 Ping).

3.	Lease Area: based on the certificate of title (including 2 car parking spaces, No. 42 and 24, on the fourth basement).

4.	Lease Purpose: office and factory.

Article 2	Lease Period

The lease period shall commence from June 1, 2004 to May 31, 2006.

Article 3	Rental and Security Deposit

1.	The monthly rental for the premises is Two Hundred and Sixty Thousand Six Hundred and Ten NT Dollars (taxes included). Party B shall issue checks for the total rental due monthly (each check for the monthly rental due on the commencing date of the month) for a year to party A.

2.	Party B shall pay the security deposit of Four Hundred and Ninety-Six Thousand and Four Hundred NT Dollars to Party A upon the execution of this Agreement. Party A shall refund the security deposit to Party B (by cash or sight check) without interest upon expiry of this Agreement provided that Party B does not intend to renew the Agreement.

Article 4	Use and Limitation of Premises

1.	The premises is leased for Party B’s business use, and shall not be used for any unlawful purposes or for storing hazardous articles that may jeopardize public safety.

2.	Party B shall under no circumstances sublease, lend, assign, or in any manners transfer to others the right to use all of or part of the premises without consent of Party A.

3.	Upon expiry or termination of the Lease, Party B shall return the leased premises to Party A without claiming to Part A any moving fees.

4.	Party B shall not perform improvement or construction of the premises unless otherwise under consent of Party A. In such a case, Party B shall not impair the safety of the original structure and shall return the premises to Party A in the condition which the Premises was as expiration of the Lease.

Article 5	Obligation for Damage

While making use of the premises, Party B shall exercise the due care in good faith. With the exception of force majeure such as acts of God and earth movement, Party B shall be liable for indemnity in case that any damage occurs to the premises due to an act of negligence on the part of Party B. If a natural cause results in damages to the premises or to any pertinent equipment and facilities that need repaired, such repairs shall be undertaken by Party A.

Article 6	Breach and Penalty

1.	Upon Party B’s use of the premises that violates the agreement hereof or failure to pay the rental for consecutive two months upon Party A’s request within a specific term, Party A may terminate the Agreement and confiscate the security deposit.

2.	If Party B intends to terminate the Lease before expiry of the Agreement, Party B shall give Party A a prior two-month written notice and indemnify Party A for an amount of two times of the rental as penalties.

3.	If Party B doesn’t return the premises upon expiry of the lease term, Party A may confiscate the security deposit and Party B shall pay penalties calculated by an amount of two times of the rental from the next day of the expiration of the Lease.

4.	If proceeding arises because of Party B’s breach of the agreement, Party B shall be liable for all the litigation cost, attorney fee and other related fees in full amount.

Article 7	Other Agreements

1.	All taxes related to the premises and the income tax related to this Agreement shall be borne by Party A while Party A shall issue to Party B every month a uniform invoice for Party B’s filing to the tax authority. The utility bills, telephone bills, building administration fees, business tax shall be borne by Party B.

2.	Any furniture and article that are left at the premises after Party B has moved out shall be deemed to be waste and may be disposed of by Party A at its sole discretion, and the disposing fee shall be deducted from the security deposit.

3.	Party A shall do its best to provide pertaining documents or seals to assist Party B in applying for business operation without delay.

4.	Party A shall not by itself or allow others to set up any stalls, or install, build over, or post any advertisement, fascia or other objects around the premises.

5.	If the premise is so damaged partly or wholly due to the force majure or matters which are not attributed to Party B that it can no longer be used, Party B may terminate the Agreement or request for deduction of the rental. In such a case, Party A shall refund to Party B the overpaid rental as well as the security deposit.

6.	Party A covenants that no third party will claim any right to Party B during the lease term.

7.	Upon expiry of this Agreement, if Party A intends to lease out the promises and Party B has nothing like damaging the premise or delaying the rental or other disputes during the term of the Lease, Party B shall have the priority to renew the Agreement with the same terms and conditions as specified herein or another agreement made between Party A and the third party. In such a case, Party B shall express the intent of extending the agreement three months before expiry of the lease, or otherwise, the lease agreement will expire by the end of the lease term without any further notice by Party A.

8.	The parties shall share the notary fees if notarization is necessary.

9.	Party B shall comply and accept the management rules such as residency agreement or building regulations.

10.	Party A shall return the security deposit to Party B (only by cash or sight check) after Party B has changed the business address, vacate and return the premises with submission of related certificates.

11.	Upon expiry of this agreement when Party B has moved out, Party A may collect One Hundred Thousand NT Dollars in advance from the security deposit to pay utility, gas, and waste deposing fees, and refund the balance or demand the difference next month.

Article 8	Compulsory Execution Case

Party B’s non-performance of returning the premises or Party A’s non-performance of refunding the security deposit upon expiry of the lease period shall be directly subject to compulsory execution.

Article 9	Jurisdiction Court

Taipei District Court shall have exclusive jurisdiction in respect of any disputes arising in relation hereto.

Article 10	Agreement

This Agreement is made in triplicate, each party shall hold one.

Signed by

Lessor: Fang Shinn Industrial Co., Ltd

Responsible Person: /s/ Chi-Chuan Lin

Address: No. 53, Bao Hsin Rd., Xindian City, Taipei County, Taiwan.

Tax Number: 02278229

Telephone No: (02)2913-8623#30 Miss Liao

Leessee: Silicon Motion, Inc.

Responsible Person: /s/ James Chou

Tax Number: 97440546

Address: No. 20-1 TaiYuan St., Hsinchu City, Hsinchu County, Taiwan.

Telephone No: (03) 5526888

Real Property Agent: /s/ Yi-Chan Lin

Telephone No: (02) 22199566

Address: 11F, No. 108 Ming Chuan Rd., Xindian City, Taipei County, Taiwan.

Real Estate Agent Certificate No:(90) Taipei County No. 000196